Exhibit 10.18

EMPLOYMENT AGREEMENT

This Employment Agreement is dated as of September 19, 2000 (this “Employment Agreement”).

BETWEEN:	TOUCHTUNES MUSIC CORPORATION, a company duly incorporated under the laws of the State of Nevada having its head office in Buffalo Grove, State of Illinois, United States of America (the “Employer”).

AND:	Mr. Dan McAllister (the “Employee”). 315 Oreland Mill Road Oreland, PA USA, 19075

1.	Employment

(a)	The Employer hereby engages the services of the Employee to fulfill such duties and responsibilities as are set forth in Appendix A. The Employer may amend Appendix A from time to time to include such other duties and responsibilities reasonably related to those set forth in Appendix A.

(b)	The Employee hereby accepts such employment and agrees to discharge his duties and responsibilities hereunder faithfully and diligently.

2.	Term of Employment

It is understood, that the Employee is a Employee at will and that this Agreement shall continue until the termination terms of Section 8. The period during which the Employee is employed hereunder is here and after referred as the Employment Term.

3.	Compensation

(a)	The Employer shall pay to the Employee so long as he shall be employed hereunder a weekly salary based on the terms and conditions set forth in Appendix B hereto.

(b)	The Employee shall not, at any time, accept monies in his name which are due to the Employer in exchange for any payment or salary advance from the Employer. In the event that the Employee receives from a person any monies due to the Employer, the Employee is obliged, upon their reception, to remit such monies to the Employer.

4.	Expenses

The Employer shall reimburse the Employee, upon presentation of supporting statements, receipts or vouchers as the Employer may reasonably require, for all reasonable out-of-pocket expenses incurred by him in the performance of his services hereunder, in accordance with the Employer’s policies and rules.

5.	Confidentiality

The Employee shall not, directly or indirectly, without the specific prior written consent of the Employer, at any time after the date hereof, divulge to any business, enterprise, person, firm, corporation, partnership, association or other entity, or use for the Employee’s own benefit, (i) any confidential information concerning the businesses, affairs, customers, suppliers or clients of the Employer or its affiliates, including, without limitation, any trade secret (process, plan, form, marketing strategy, etc.), all computer programs in any form (diskette, hard disk, tape, printed circuit, etc.), all access codes to computer programs together with any plan, sketch, diagram, card, contract, bid, price list and client list relative to the Employer’s business, or (ii) any non-public data or statistical information of the Employer or its affiliates, whether created or developed by the Employer or its affiliates or on their behalf or with respect to which the Employee may have knowledge or access (including, without limitation, any of the foregoing created or developed by the Employee), it being the intent of the Employer and the Employee to restrict the Employee from disseminating or using any data or information that is at the time of such use or dissemination unpublished and not readily available or generally known to persons involved or engaged in businesses of the type engaged in from time to time by the Employer (the “Confidential Information”). For purposes of this Employment Agreement, Confidential Information shall not be deemed to include:

(i)	Information that, at the time of disclosure under this Employment Agreement or during Employee’s employment, is in the public domain or that, after disclosure under this Employment Agreement or in connection with Employee’s employment, becomes part of the public domain by publication or otherwise through no action or fault of Employee or any other party subject to an obligation of confidentiality;

(ii)	Information that the Employer authorizes Employee to disclose in writing; or

(iii)	Information that Employee is required to disclose pursuant to a final court order that the Employer has had an opportunity to contest prior to any such disclosure.

This undertaking to respect the confidentiality of the Confidential Information and to not make use of or disclose or discuss it to or with any person shall continue to have full effect notwithstanding the termination of the Employee’s employment with the Employer.

6.	Intellectual Property

The Employee will promptly disclose to the Employer all processes, trademarks, inventions, improvements, discoveries and other information related to the business of the Employer or its affiliates (collectively “Developments”) conceived, developed or acquired by him alone or with others during the Employment Term or during a period of eighteen (18) months following the termination of his employment and resulting from or arising out of any work performed by the Employee on behalf of the Employer whether or not conceived during regular working hours or through the use of Employer or affiliate time, materials, facilities or otherwise. All such Developments shall be the sole and exclusive property of the Employer, and upon request the Employee shall deliver to the Employer all drawings, sketches, models, codes, data and records relating to such developments. In the event any such Developments shall be deemed by the Employer to be patentable or copyrightable the Employee shall, at the expense of the Employer, assist the Employer in obtaining a patent or patents or copyright thereon and execute all documents and do all other things necessary or proper to obtain letters patent and to vest the Employer with full title and rights thereto.

7.	Non-Competition and Non-Solicitation

(a)	In consideration of compensation described in Appendix B including without limitation, stock options granted September 12, 2000, the Employee agrees that during the Employment Term and for a period of eighteen (18) months after the Employee ceases to be employed by the Employer, the Employee shall not, directly or indirectly, for the Employee’s own account or as an employee, officer, director, partner, joint venturer, shareholder, investor, consultant or otherwise (except as an investor in a corporation whose stock is publicly traded and in which the Employee holds less than 5% of the outstanding shares) engage in any business or enterprise, in the United States of America, that directly or indirectly competes with the business of the Employer, as it exists now or in the future during the Employment Term. If the period of time or the geographical area specified under this Section 7(a) should be determined to be unreasonable in any judicial proceeding, then the period of time and area of the restriction shall be reduced so that this Employment Agreement may be enforced in such area and during such period of time as shall be determined to be reasonable by such judicial proceeding.

(b)	The Employee shall not, during the Employment Term and for a period of eighteen (18) months following the termination of his employment, on his own behalf or on behalf of any person, whether directly or indirectly, in any capacity whatsoever, alone, through or in connection with any person, for any purpose which is in competition, in whole or in part, with the business of the Employer, solicit any Customer or procure or assist in the soliciting of any Customer.

For the purpose of this Employment Agreement, the term “Customer” shall mean any and all person having purchased or leased the Employer’s goods or services in connection with the Employer’s business, at any time during the two (2) year period preceding the termination of the Employee’s employment.

(c)	The Employee shall not, during the Employment Term and for a period of eighteen (18) months following the termination of his employment, on his own behalf or on behalf of any person, whether directly or indirectly, in any capacity whatsoever, alone, through or in connection with any person, employ, offer employment to or solicit the employment or the engagement of or otherwise entice away from the employment of the Employer, any individual who is employed by the Employer at the time of the termination of the Employee’s employment or who was employed by the Employer in the six (6) month period preceding the termination of the Employee’s employment.

8.	Termination

Notwithstanding the provisions of Section 2 hereof, the parties hereto acknowledge and expressly agree that the Employee’s employment and the Employer’s obligations hereunder may be terminated by the Employer in any of the following eventualities:

(a)	at any time during the initial three (3) months of the Employment Term (the “Probationary Period”) without cause or notice; or

(b)	at any time, for Cause, without notice; or

(c)	at any time after the Probationary Period, upon fifteen (15) days notice from the Employer to the Employee or a payment in lieu of notice representing the Employees compensation set forth in Appendix B hereto calculated pro rata for the aforementioned fifteen (15) day period.

In addition, the Employee may terminate his employment and the obligations of the Employer hereunder upon thirty (30) days written notice from the Employee to the Employer, specifying the intention of the Employee to resign; in which event the Employer shall only be obliged to pay to the Employee his compensation set forth in Appendix B hereto earned through the date of termination; and the Employer shall have no further obligation hereunder in the event of such resignation of the Employee.

The Employee hereby acknowledges and accepts that the Employer shall not, in any case, be responsible for any additional amount, payment in lieu of notice, severance pay or other damages arising from the termination of his employment, above and beyond those specifically provided for herein.

Upon termination of this Employment Agreement, the Employee shall surrender to the Employer, upon request, all keys, manuals, correspondence, supplies, employee lists, customer lists, and all other material and records, or other property of any kind belonging to the Employer that may be in the possession of the Employee at such time.

The Employee hereby authorizes the Employer to deduct from any payment due to him at any time, any amounts owed to the Employer by reason of purchases, advances, loans or in recompense for damages to or loss of the Employer’s property and equipment, provided that this provision shall be applied so as not to conflict with any applicable law.

For the purpose of this Employment Agreement, the term “Cause” shall mean any event or circumstance which constitutes serious reason for dismissal, including, without limitation, the following acts or omissions by the Employee;

(i) the Employee fails to perform his duties and responsibilities outlined Appendix A to the satisfaction of the Employer;

(ii) the Employee engages in dishonest or illegal activities or commits or is convicted of any act involving fraud, deceit, moral turpitude, serious misconduct, or willful negligence or otherwise conducts himself in a manner which can tarnish the reputation or negatively affect the corporate image of the Employer;

(iii) the Employee is habitually absent, a chronic alcoholic or suffers from some other form of addiction or behavior that may adversely affect the Employee’s ability to perform his obligations under this Employment Agreement.

(iv) any breach by the Employee of any of the terms and conditions set forth in this Employment Agreement.

9.	No Waivers

Any delay or failure by the Employer to exercise a right or to pursue a remedy with respect to this Employment Agreement shall not constitute a waiver of such right, or remedy. The Employer shall not be prevented in subsequently exercising a right, or a remedy not previously exercised, in whole or in part.

10.	Severability

If any of the provisions contained in this Employment Agreement is deemed to be void, invalid, or unenforceable in whole or in part for any reason whatsoever, such determination shall not affect or impair the validity of any other provision herein nor the validity of this Employment Agreement as a whole. Each provision in this Employment Agreement shall be deemed to be separate and distinct.

11.	Governing Law

This Employment Agreement shall be governed by and interpreted in accordance with the laws of the State of Illinois.

TOUCHTUNES MUSIC CORPORATION

By:	/s/ Mr. Franois Plamondon
Name:	Mr. Franois Plamondon
Title:	CFO, COO

/s/ Dan McAllister
Mr. Dan McAllister

Appendix A

Duties and responsibilities

Title: Director of Sales

Duties and responsibilities:

Hire and train a team of Regional Sales Managers. Work with these RSMs to help them develop the skills to hire and train Regional Sales Reps.

Develop a sales process to help the RSMs and RSRs bring a potential customer from “lead” to “prospect” to “Partner.”

Oversee the sales staff’s productivity, and work with the VP of Sales & Marketing to create accurate sales forecasts. To work with the finance department to create a comp plan for the sales department that will maximize productivity while keeping within a budget dictated by Finance.

Travel with the sales staff to visit key accounts and to evaluate the sales person’s effectiveness and to help improve the sales person’s skills. Work with the VP of Sales & Marketing to review the progress of the sales staff.

Work with Finance to develop strategies for collecting funds from delinquent accounts and strategies for keeping the need for credits to a minimum.

To work with Marketing to develop effective ad campaigns and trade shows.

To develop the best possible distributor network and to keep this network focused on TouchTunes.

To maximize market penetration and overall company profitability.

To expand the Company’s coin-op markets beyond the US when this is directed by Senior Management.

To add other duties and responsibilities, as necessary.

Appendix B

Compensation

See Compensation Plan form, to be revised annually and part of the Sales Compensation Plan.

John B. Perrachon

President & CEO

January 14th 2003

Dear Dan;

Herewith, you will find modifications to your employment contract with TouchTunes (TTMC) dated May 24, 2002.

1.	Your annual base compensation will be raised to $125,000, paid on a bi-weekly basis effective with the first pay period of 2003.

2.	For fiscal 2003, you will be eligible for a short-term incentive to be paid quarterly according to the following formula:

a.	Sale of eligible products times 1/4%

b.	Sale of eligible products means the invoiced sale of Maestros, Genesis, Upgrade Kits, Tune Central, Merit Combo units and warranty contracts. Revenues from the sale of Parts and Music Service will be excluded. In addition, freight, sales tax and similar items will be excluded.

3.	Upon completion of year 2003 and depending on whether the company’s budget was achieved, you will also be eligible for an exceptional bonus of $25,000. At target i.e. achievement of budget, you will receive a $25,000 bonus. At less than 90% of target you will not be eligible for a bonus. At 90% of target you will receive a $5,000 bonus. At 150% (and plus) of target, you will receive a bonus of $45,000. In between, bonus will be prorated accordingly.

4.	You will also be eligible for an exceptional bonus of $10,000 as soon as one of the following condition has been achieved: (1) TTMC has sold 300 jukeboxes (in 2003) to one or more national accounts or (2) TTMC has signed on 3 new national accounts (in 2003) representing a combined potential sale of 500 jukeboxes.

Sincerely,

/s/ John B. Perrachon
John B. Perrachon
President & Chief Executive Officer

3 Commerce Place, 4th Floor

Nun’s Island (Montreal), Quebec H3E 1H7

Tel: +1 (514) 765-8228 - Call: +1 (917) 385-6283 – JPerrachon@TouchTunes.com

John B. Perrachon

President & CEO

February 23rd 2004

Mr. Daniel McAllister

702 Randolph Avenue

Fort Washington, PA 19034

Dear Dan;

Herewith, you will find modifications to your employment contract with TouchTunes (TTMC) dated May 24, 2002.

1.	Base Salary:

a.	Your annual Base Salary will stay at $125,000, paid on a bi-weekly basis effective with the first pay period of 2004.

2.	Variable Bonus

a.	You will be eligible for a Variable Bonus to be paid according to the following formula;

i.	Variable Bonus equals Commissionable Sales times 0.20%.

ii.	Commissionable Sales consists of Net Sales Proceeds to TouchTunes from the sale of products (i.e. New Jukeboxes, Tune Central, Upgrade Kits, Net Trade-in Jukeboxes, Merit Units, Refurbished Jukeboxes and Repossessed Jukeboxes) shipped during 2004.

iii.	Net Sales Proceeds consists of the sales price invoiced to the customer net of any pricing discounts, volume rebates, etc. For purposes of clarity, Net Sales Proceeds are not reduced for distributor commissions.

iv.	Commissionable Sales are reduced for all returns upon which Variable Bonus have been previously paid.

v.	Any adjustments to Variable Bonus due to the above will be applied against the next payment.

vi.	Revenues from the sale & Parts and Music Service will be excluded. In addition, freight, sales tax and similar items will be excluded.

vii.	Variable Bonus will be paid on a monthly basis.

viii.	Variable Bonus is not capped either on the low side or the high side.

3 Commerce Place, 4th Floor

Nun’s Island (Montreal), Quebec H3E 1H7

Tel: +1 (514) 765-8228 - Cell: +1 (917) 385-6283 – JPerrachon@TouchTunes.com

3.	Short-Tern Bonus

a.	You will also be eligible for a Short-Term Bonus as long as TTMC generates net income in excess of 80% of Budget -as approved by the Board in ready January 2004–according to the following rules:

i.	Approved Budget is set at $1,074,000 for 2004.

ii.	A discretionary amount fixed at 10% of Base Salary or $12,500 irrespective of what TTMC’s final profit number is (but as long as it is higher than 80% of budget or $857,000). Net profit less than 80% of budget will not generate any short-term bonus. This discretionary bonus will be a function of your overall contribution to the advancement of TTMC in 2004.

iii.	A result-oriented bonus, based on the number of new Background Music Systems (BMS) shipped and installed during 2004 for which music service contracts have been signed, will vary according to the following limitations and scale:

•	TTMC must generate a minimum profit of 80% of budget or $857,000.

•	Less than 200 BMS, bonus will be zero.

•	Between 200 and 300, bonus will be prorated from $3,600 to $9,000.

•	Between 300 and 500, bonus will be prorated from $9,000 to $18,000.

•	More than 500, bonus will be capped at 18,000.

b.	The sum total of all bonuses (Discretionary Bonus + Variable Bonus + Background Music Systems Bonus) will vary from $12,500 + Variable Bonus amount at 80% of budget to a maximum of $87,500 at 150% of budget or 70% of your Base Salary.

c.	The Short-Term Bonus assumes a full year contribution on your part and as such will only be earned (and due) if you are employed by TTMC at 12/31/2004.

4.	Long Term Incentive (LTI) Plan

a.	The main purpose of the LTI plan is to provide an incentive for you and your fellow Executives to maximize the value of TTMC and to benefit from that increase over a 4 year Horizon starting January 1 2003.

b.	You will be granted 50,000 units entitling you to a portion of the economic value (“Added Value”) created during that period.

c.	“Added Value” will be the difference between the “final” valuation and the indexed base value ($15 million) at an 8% annual compounded rate.

d.	Payment to you will be made at the time of a transaction which affirms the value of the shareholder’s equity.

e.	Term: 4 years; vesting: 25% a year starting January 1 2003.

f.	Your participation as well as that of your fellow Executives in the “Added Value” will be at a rate of 10% for final value of $45 million or less, gradually 10% to 20% for final value between $45 million and $100 million, and for final value in excess of $100 million, percentage sharing will remain at 20%.

g.	As an indication only, 10,000 units would yield approximately $42,000 for a final valuation of TTMC of $60 million.

h.	As soon as the final documentation for the LTI plan is available, said documentation will be forwarded to you.

3 Commerce Place, 4th Floor

Nun’s Island (Montreal), Quebec H3E 1H7

Tel: +1 (514) 765-8228 - Cell: +1 (917) 385-6283 – JPerrachon@TouchTunes.com

I sincerely hope that you will find this new and improved compensation package to be both attractive and rewarding.

Sincerely,

/s/ John B. Perrachon
John B. Perrachon
President & Chief Executive Officer

3 Commerce Place, 4th Floor

Nun’s Island (Montreal), Quebec H3E 1H7

Tel: +1 (514) 765-8228 - Cell: +1 (917) 385-6283 – JPerrachon@TouchTunes.com